FREE WRITING PROSPECTUS Dated August 30, 2021	Filed Pursuant to Rule 433 Registration No. 333-239650 Registration No. 333-239650-06

**FULL PXING DETAILS** Carvana Auto Receivables Trust 2021-N3 (CRVNA 2021-N3)

ACTIVE BOOKRUNNERS (A-1 - N): Wells Fargo (str), BNP Paribas, Citi

ACTIVE BOOKRUNNERS (R): Wells Fargo (str), Baird, Credit Suisse

PASSIVE BOOKRUNNERS (A-1 - N): Credit Suisse, DB

CO-MANAGER: Baird

CLS	AMT(MM)	Offered(MM)	WAL*		P.WIN*		Exp.Ratings(S/K/D)	L.FINAL	BENCH	SPREAD	CPN%	YLD%	$PRICE
A-1	$154.340	$146.623	0.83		01-30		AAA/AAA/AAA	06/2028	EDSF	+21	.35%	.360%	$99.99197
A-2	$57.130	$54.273	3.50		30-58		AAA/AAA/AAA	06/2028	IntS	+50	1.11%	1.114%	$99.99512
B	$56.490	$53.665	1.48		08-59		AA/AA+/AA	06/2028	EDSF	+45	.66%	.663%	$99.99693
C	$53.340	$50.673	2.13		16-59		A/A+/A(H)	06/2028	IntS	+70	1.02%	1.030%	$99.98361
D	$52.500	$49.875	2.85		25-59		BBB/BBB+/BBB(H)	06/2028	IntS	+110	1.58%	1.589%	$99.98951
E	$46.200	$43.890	3.91		36-59		NR/BB/BB	06/2028	IntS	+250	3.16%	3.189%	$99.97060
**N	$18.900	$17.955	0.69	**	04-13	**	NR/BB/BB(L)	06/2028	EDSF	+240	2.53%	2.547%	$99.99756
**R [Privately Placed]

*	Based on 1.5 ABS Pricing Speed to 2% Call
**	Based on Case 2 assumptions outlined in the Class N and Certificate PPMs attached

-Deal Summary-

Rated Notes Issued Amount: $438.900MM *No Grow*

Rated Notes Offered Amount: $416.954MM *No Grow*

Exp. Pricing: PRICED

Exp. Settle: 9/9/2021

Offering Format: A-1 - D: Public | E, N and R: 144A/Reg. S

First Pay Date: 10/12/2021

ERISA: A-1 - D: Yes | E, N and R: No

Exp. Ratings: S/K/D

Min Denoms: A-1 - D: $1k x $1k

E: $1.25mm x $1k

N: $750k x $1k

R: [Privately Placed]

BBG Ticker: CRVNA 2021-N3

B&D: Wells Fargo

-Available Information-

*

Preliminary Prospectus, Preliminary Class E OM, Preliminary Class N OM, Preliminary Certificate PPM, FWP, CDI File and SSS File (attached). Investor presentation and performance data file are available on DealRoadshow

*	Intex Deal Name: wscrvna2021_n3 Password: K7YX

*	Link: https://dealroadshow.finsight.com/ Passcode: CRVNA2021N3

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If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package.

For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3.

In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4.

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